                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or 240.14a-12

                                QUIKSILVER, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                                QUIKSILVER, INC.
                              1740 MONROVIA AVENUE
                          COSTA MESA, CALIFORNIA 92627

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 20, 1998

To The Stockholders of Quiksilver, Inc.:

     Please take notice that the Annual Meeting of Stockholders of Quiksilver, Inc. (the "Company") will be held at the Newport Beach Marriott Hotel, located at 900 Newport Center Drive, Newport Beach, California on Friday, March 20, 1998, at 10:00 a.m. local time, for the following purposes:

          1. To elect a Board of seven Directors for the ensuing year;

          2. To consider and act upon a proposal to amend the Company's 1996 Stock Option Plan (the "1996 Plan") to increase the maximum aggregate number of shares of Company Common Stock available for the grant of stock options under the 1996 Plan from 700,000 shares to 1,200,000 shares;

          3. To consider and act upon a proposal to adopt the Company's 1998 Nonemployee Directors' Stock Option Plan; and

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     At the Annual Meeting, the Board of Directors intends to present William M. Barnum, Jr., Charles E. Crowe, Michael H. Gray, Harry Hodge, Robert G. Kirby, Robert B. McKnight, Jr. and Tom Roach, as nominees for election to the Board of Directors.

     Only stockholders of record on the books of the Company at the close of business on January 28, 1998 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. A majority of the outstanding shares must be represented at the meeting in order to transact business. Consequently, if you are unable to attend in person, please execute the enclosed proxy and return it in the enclosed addressed envelope. Your promptness in returning the proxy will assist in the expeditious and orderly processing of the proxies. If you return your proxy, you may nevertheless attend the meeting and vote your shares in person, if you wish.

                                          By Order of the Board of Directors,

                                          QUIKSILVER, INC.

                                          ROBERT B. McKNIGHT, JR.
                                          Chairman of the Board and
                                          Chief Executive Officer

Costa Mesa, California
February 13, 1998

                                QUIKSILVER, INC.
                              1740 MONROVIA AVENUE
                          COSTA MESA, CALIFORNIA 92627

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 20, 1998
                            ------------------------

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

     The accompanying proxy is solicited by the Board of Directors of Quiksilver, Inc. (the "Company") for use at the Company's Annual Meeting of Stockholders to be held at the Newport Beach Marriott Hotel, located at 900 Newport Center Drive, Newport Beach, California, on Friday, March 20, 1998, at 10:00 a.m. local time, and any and all adjournments or postponements thereof. All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy holders will vote for the election of the nominees for election to the Board of Directors listed in the proxy, for approval of the amendment of the Company's 1996 Stock Option Plan, for approval of the 1998 Nonemployee Directors' Plan and, as to any other business which may properly come before the meeting, in accordance with their best judgment. Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company, by presenting at the meeting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the meeting and voting in person by the person who executed the prior proxy. This Proxy Statement and form of Proxy are being mailed to the Company's stockholders on or about February 13, 1998.

     The Bylaws of the Company provide that the holders of a majority of the shares of stock of the Company issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum and that, except as otherwise provided by statute, the Certificate of Incorporation of the Company or the Bylaws, all other matters coming before the Annual Meeting shall be decided by the vote of the holders of a majority of the stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereat. Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares of voting stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of voting stock represented by "broker non-votes" (i.e., shares of voting stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; (ii) the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity; or (iii) the recordholder has indicated on the proxy card or has executed a proxy and otherwise notified the Company that it does not have authority to vote such shares on that matter) as present for purposes of determining a quorum. Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of Directors will not affect the election of the candidates receiving the plurality of votes. All other matters to come before the Annual Meeting require the approval of a majority of the shares of voting stock present and entitled to vote thereat. Therefore, abstentions as to a particular proposal will have the same effect as votes against such proposal. Broker non-votes as to a particular proposal, however, will be deemed shares not entitled to vote on such proposal, and will not be counted as votes for or against such proposal, and will not be included in calculating the number of votes necessary for approval of such proposal.

     The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies. For these services, the Company will pay a fee of approximately $4,000 plus out of pocket expenses. The cost of soliciting proxies will be borne by the Company. Expenses will also include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the meeting to beneficial owners of the Company's Common Stock. Further solicitation of proxies may be made by telephone or oral communication with some stockholders by the Company's regular employees who will not receive additional compensation for the solicitation.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Only holders of record of the 7,009,470 shares of the Company's Common Stock outstanding at the close of business on January 28, 1998 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. On each matter to be considered at the Annual Meeting, stockholders will be entitled to cast one vote for each share held of record on January 28, 1998.

                              CERTAIN STOCKHOLDERS

     Certain information with respect to (i) each of the current Directors and nominees for election as Directors, (ii) each of the three Executive Officers listed in the compensation tables below, and all current Directors and Executive Officers as a group, including the number of shares of the Company's Common Stock beneficially owned by each of them as of December 31, 1997, is set forth below:

                                                                               PERCENT OF
                                                       SHARES OF COMMON    OUTSTANDING COMMON
                     NAME OF INDIVIDUAL               STOCK BENEFICIALLY   STOCK BENEFICIALLY
                  OR IDENTITY OF GROUP(1)                   OWNED                OWNED
        --------------------------------------------  ------------------   ------------------
        William M. Barnum, Jr.......................        16,000(2)               (3)
        Charles E. Crowe............................        53,700(4)               (3)
        Michael H. Gray.............................        35,000(2)               (3)
        Robert G. Kirby.............................        35,250(5)               (3)
        Robert B. McKnight, Jr......................       344,666(6)              4.9%
        Tom Roach...................................        17,900(7)               (3)
        Harry Hodge.................................        16,666(8)               (3)
        Steven L. Brink.............................              --                --
        All Executive Officers and Directors as a
          Group (8 persons).........................       519,182(9)              7.3%

---------------

(1) The address for each of the named individuals is c/o Quiksilver, Inc., 1740 Monrovia Avenue, Costa Mesa, California 92627. Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the shares listed (except to the extent such authority is shared with spouses under applicable law).

(2) Includes an aggregate of 15,000 shares which Mr. Barnum has, or will have within 60 days after December 31, 1997, the right to acquire upon the exercise of outstanding options.

(3) Less than 1% of the outstanding shares of Common Stock.

(4) Includes an aggregate of 14,000 shares which Mr. Crowe has, or will have within 60 days after December 31, 1997, the right to acquire upon exercise of outstanding options.

(5) Includes an aggregate of 2,000 shares owned of record by Mr. Kirby's spouse and 15,000 shares which Mr. Kirby has, or will have within 60 days after December 31, 1997, the right to acquire upon exercise of outstanding options.

(6) Includes an aggregate of 91,666 shares which Mr. McKnight has, or will have within 60 days after December 31, 1997, the right to acquire upon the exercise of outstanding options.

(7) Includes an aggregate of 1,400 shares owned of record by Mr. Roach's children and 15,000 shares which Mr. Roach has, or will have within 60 days after December 31, 1997, the right to acquire upon exercise of outstanding options.

(8) Includes an aggregate of 16,666 shares which Mr. Hodge has, or will have within 60 days after December 31, 1997, the right to acquire upon the exercise of outstanding options.

(9) Includes an aggregate of 182,332 shares which the Executive Officers and Directors as a Group have, or will have within 60 days after December 31, 1997, the right to acquire upon the exercise of outstanding options and warrants.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Directors are elected at each Annual Meeting of Stockholders and hold office until the next Annual Meeting of Stockholders when their respective successors are duly elected and qualified. The Company's Bylaws authorize a Board consisting of four to eight Directors, with the number of Directors currently fixed at seven.

     Of the seven nominees for election to the Board of Directors, all are currently serving as Directors of the Company and were elected to their present terms of office by the stockholders at the 1997 Annual Meeting of Stockholders. Unless instructed to the contrary, the shares represented by the proxies will be voted in favor of the election of the nominees named below as Directors. Although it is anticipated that each nominee will be able to serve as a Director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Company's Board of Directors. The nominees receiving the highest number of votes, up to the number of Directors to be elected, will be elected as Directors.

     The following sets forth certain biographical information for each of the nominees.

     Mr. William M. Barnum, Jr., age 43, has served as a Director of the Company since November 1991. Mr. Barnum also currently serves as a director of several private companies, and has been a general partner of Brentwood Associates, a Los Angeles based venture capital and private equity investment firm since 1986. Prior to that, Mr. Barnum held several positions at Morgan Stanley & Co. Mr. Barnum graduated from Stanford University in 1976 with a B.A. in Economics and from the Stanford Graduate School of Business and Stanford Law School in 1981 with M.B.A. and J.D. degrees. Mr. Barnum is a Director of Rental Service Corporation.

     Mr. Charles E. Crowe, age 42, has served as a Director of the Company since December 1980. Mr. Crowe also served as a Vice President of the Company until his leave of absence in fiscal 1992 and subsequent resignation on February 5, 1993. Prior to 1981, Mr. Crowe was employed by Bateman Eichler, Hill Richards, Incorporated. Mr. Crowe graduated from the University of California, Santa Barbara, with a B.A. degree in Economics. Mr. Crowe is the step son-in-law of Mr. Kirby.

     Mr. Michael H. Gray, age 45, has served as a Director of the Company since November 1991. He is currently President of Sweet Life Restaurants, a specialty baked goods and food services company, and was formerly President of St. John Knits, Inc., a women's clothing company, from 1986 to 1991, where he was employed beginning in 1971. Mr. Gray graduated from Long Beach State University with a degree in Business Administration.

     Mr. Harry Hodge, age 47, has served as a Director of the Company since December 1996. Mr. Hodge co-founded Na Pali, S.A. ("Quiksilver Europe"), the European licensee of Quiksilver International, in 1984 in Biarritz, France. Following the acquisition of Quiksilver Europe by the Company, Mr. Hodge remained as President Director General. From 1981 to 1983, he was the Marketing Director for Quiksilver International, in Torquay, Australia. Prior to his experience with Quiksilver International, Mr. Hodge was a journalist in Australia.

     Mr. Robert G. Kirby, age 72, has served as a Director of the Company since October 1986. Mr. Kirby is a Senior Partner of the Capital Group Partners L.P. and former Chairman of the Board of Capital Guardian Trust Company, a wholly-owned subsidiary of The Capital Group, Inc. Capital Guardian Trust Company is an institutional portfolio manager for pension funds. Mr. Kirby has also been a Director of The Capital Group, Inc., from 1978 to 1991. Mr. Kirby is a graduate of Stanford University and Harvard University Graduate School of Business Administration. Mr. Kirby is the step father-in-law of Mr. Crowe.

     Mr. Robert B. McKnight, Jr., age 44, was a co-founder of the Company in 1976, served as President from 1979 through July 1991 and has served as Chairman of the Board and Chief Executive Officer since August 1991 and a Director of the Company since its inception. Mr. McKnight received a B.S. degree in Business Administration from the University of Southern California.

     Mr. Tom Roach, age 54, has been President and owner of Palm Springs Harley Davidson, a motorcycle retail and specialty store, since 1990, and is also co-owner and co-founder of Sweetwater Ranch, a high-end western furniture manufacturer. Prior to 1990, Mr. Roach was President and Chief Operating Officer of Woodward and Lothrop from 1987 through 1989 and JW Robinson's during 1986. Mr. Roach received an M.S. degree in Marketing and an M.B.A. from the University of Wyoming.

     The Board of Directors held seven meetings during the fiscal year ended October 31, 1997. Each incumbent Director attended at least 75% of the total number of meetings of the Board of Directors and of Board of Director committees on which that Director served which were held during the period for which he was a Director. Each Director who is not an employee of the Company receives an attendance fee of $2,000 for each meeting of the Board of Directors he personally attends and for each meeting of a committee of the Board of Directors he personally attends which is not held on the same day as a meeting of the Board of Directors. Nonemployee Directors receive $1,000 for each Board meeting attended telephonically. In addition, nonemployee Directors received an annual retainer of $10,000.

     The Board of Directors has a standing Compensation and Audit Committee, but does not have a Nominating Committee.

     The Compensation Committee is responsible for making recommendations to the Board of Directors concerning the annual compensation for all executive officers and key employees of the Company, as well as administering the Company's Stock Option Plans. The Compensation Committee comprises Messrs. Barnum, Gray, Kirby and Roach. The Compensation Committee held four meetings during the fiscal year ended October 31, 1997.

     The principal duties of the Audit Committee are to approve the selection of the Company's independent auditors, to discuss and review the Company's accounting policies and to review the accounting and internal control procedures recommended by the Company's independent auditors. The Audit Committee comprises Messrs. Barnum, Crowe, Gray and Roach. During the fiscal year ended October 31, 1997, the Audit Committee held two meetings.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Executive Officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater-than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended October 31, 1997 all Section 16(a) filing requirements applicable to its Officers, Directors and greater-than ten percent beneficial owners were satisfied, except that each of Charles Crowe and Robert Kirby inadvertently failed to file a Form 5 reporting a gift of shares during fiscal 1997. Messrs. Crowe and Kirby each reported the gift on Form 5 once these oversights were discovered.

                                   PROPOSAL 2

                   APPROVAL OF AMENDMENT TO QUIKSILVER, INC.
                             1996 STOCK OPTION PLAN

     The Board has approved, subject to stockholder approval, an amendment to the Quiksilver, Inc. 1996 Stock Option Plan (the "1996 Plan") which would increase the maximum aggregate number of shares of Company Common Stock available for the grant of stock options under the 1996 Plan from 700,000 shares to 1,200,000 shares.

     The following is a brief summary of the material features of the 1996 Plan and is qualified in its entirety by express reference to the 1996 Plan, a copy of which will be sent without charge prior to the Annual Meeting to any stockholder requesting it from the Secretary of the Company.

     Options may currently be granted under the 1996 Plan covering a maximum of 700,000 shares of the Company's Common Stock. If the proposed amendment is approved by the stockholders, the maximum number of shares covered by the 1996 Plan will increase from 700,000 shares to 1,200,000 shares. No employee or consultant may be granted options to acquire more than 100,000 shares during any one-year period under the 1996 Plan. Shares covered by options which terminate without exercise are available for issuance upon the grant of additional options. The number and kind of shares subject to the 1996 Plan and any outstanding options under the 1996 Plan will be appropriately adjusted in the event of a stock split, stock dividend, reorganization or other specified changes in the capitalization of the Company. The 1996 Plan allows for the grant of either incentive stock options or nonstatutory stock options.

     At December 31, 1997, options to purchase 590,193 shares of the Company's Common Stock were outstanding under the 1996 Plan with exercise prices ranging from $21.00 to $34.75 per share, 148,239 of which were exercisable. As of the same date, options to purchase 49,140 shares had been exercised, and 60,667 options remained available for grant. The expiration date for outstanding options granted under the 1996 Plan range from March 26, 2006 to December 17, 2007. In addition, options to purchase an additional 218,700 shares of the Company's Common Stock at an exercise price of $23.63 per share have been granted, subject to and conditioned upon stockholder approval of the amendment to 1996 Plan. These options vest in equal annual installments over three years and expire December 17, 2007.

     The 1996 Plan is administered by the Company's Board of Directors, which has the sole authority to determine which eligible persons shall receive options and the terms and provisions of the options. The Board also has the full power and authority to interpret the provisions of the 1996 Plan and any option granted under the 1996 Plan. The Board may delegate administration of the 1996 Plan to a committee of not less than two members of the Board. The Board has delegated administration of the Plan to the Compensation Committee of the Board.

     Employees and consultants of the Company and any subsidiary of the Company are eligible to receive options under the 1996 Plan, with only employees eligible to receive incentive stock options. Nonemployee directors of the Company are not eligible to receive options under the 1996 Plan. At December 31, 1997, approximately 766 persons were eligible to participate in the 1996 Plan. The Board has the discretion to set the exercise price for options granted under the 1996 Plan, provided that the exercise price per share for each incentive stock option cannot be less than the fair market value on the date of grant. The Board also has broad discretion as to the other terms and conditions upon which options granted shall be exercisable, but under no circumstances will an option have a term exceeding ten years from the date of grant. On January 30, 1998, the closing price of the company's Common Stock on the Nasdaq National Market was $31.25 per share.

     The purchase price for shares issued under the 1996 Plan may be paid by cash or such other means deemed acceptable by the Board, including the payment of all or part of the exercise price with shares previously acquired by the optionee. The Company also facilitates the cashless exercise of options through customary brokerage arrangements.

     Each option expires on the date established by the Board for that option, except that no option may be exercised later than ten years after the date of grant and no incentive stock option granted to a person owning greater than 10% of the total combined voting power of all classes of stock of the Company may be exercised later than five years after the date of grant. Options generally terminate upon the termination of the optionee's employment, except that the Board may provide in the option agreement that the vested portion of the option at the time of termination may be exercisable for up to three months after termination for any reason other than death or disability, and for up to one year after termination in the event of death or disability. The Board also has the authority to extend the post-termination exercise period, although not beyond the original option expiration date, and to accelerate unvested portions of an option upon the termination of employment. Options are not transferable by the optionee other than by will or the laws of descent and distribution.

     The 1996 Plan provides that in the case of certain reorganizations, mergers or consolidations of the Company with one or more corporations, or the sale of substantially all of the Company's assets, all outstanding options, including unvested installments, shall be accelerated and be exercisable in full beginning immediately prior to the consummation of the transaction unless such options are assumed in some manner as part of the transaction or new options or securities are substituted for them.

     The 1996 Plan provides that the Board may at any time amend or terminate the 1996 Plan, although no amendment or termination may adversely affect any previously granted option without the consent of the holder of the option. Unless sooner terminated by the Board, the 1996 Plan will terminate in March 2006.

     Under currently applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), an optionee will not be deemed to receive any income for federal tax purposes upon the grant of an option under the 1996 Plan, nor will the Company be entitled to a tax deduction at that time. However, upon the exercise of an option the tax consequences are as follows:

          1. Upon the exercise of a nonstatutory option, the optionee will be deemed to have received ordinary income in an amount equal to the difference between the option price and the market price of the shares on the exercise date. The Company will be allowed an income tax deduction equal to the excess of the market value of the shares on the date of exercise over the cost of such shares to the optionee subject in certain circumstances to a $1 million ceiling on the deductibility by the Company of certain executive officers' compensation during any year; and

          2. Upon the exercise of an incentive stock option, there is no income recognized by the optionee at the time of exercise. If the stock is held at least one year following the exercise date and at least two years from the date of grant of the option, the optionee will realize a long-term capital gain or loss upon sale, measured as the difference between the option exercise price and the sale price. If both of these holding period requirements are not satisfied, ordinary income tax treatment will apply to the amount of gain at sale or exercise, whichever is less. If the actual gain exceeds the amount of ordinary income, the excess will be considered short-term or long-term capital gain depending on how long the shares are actually held. No income tax deduction will be allowed the Company with respect to shares purchased by an optionee upon the exercise of an incentive stock option, provided such shares are held for the required periods as described above.

     There is no charge against income required by the Company in connection with the grant of an option or exercise of an option for cash.

     Under the Code, an option will generally be disqualified from receiving incentive stock option treatment if it is exercised more than three months following termination of employment. However, if the optionee is disabled, such statutory treatment is available for one year following termination. If the optionee dies while employed by the Company or within three months thereafter, the statutory time limit is waived altogether. In no event do these statutory provisions extend the optionee's right to exercise an option beyond its term.

PROPOSAL

     At the Annual Meeting, stockholders will be asked to approve the amendment to the 1996 Plan. Such approval will require the affirmative vote of a majority of the voting power of all outstanding shares of the Company's Common stock present or represented and entitled to vote at the Annual Meeting. The Board of Directors recommends a vote "FOR" the proposal.

                                   PROPOSAL 3

                          APPROVAL OF QUIKSILVER, INC.
                 1998 NONEMPLOYEE DIRECTORS' STOCK OPTION PLAN

     The Board has approved, subject to stockholder approval, the adoption of a 1998 Nonemployee Directors' Stock Option Plan (the "1998 Directors' Plan'), for which 100,000 shares of Common Stock will be reserved for issuance on exercise of options. Only nonemployee Directors of the Company serving as Directors on the date the 1998 Directors' Plan is approved by the stockholders will be eligible to participate in the 1998 Directors' Plan. Other than as specifically described below, the 1998 Directors' Plan incorporates substantially the same terms and conditions as the Company's 1996 Stock Option Plan described under Proposal 2, above. A copy of the 1998 Directors' Plan will be sent without charge prior to the Annual Meeting to any stockholder requesting it from the Secretary of the Company.

     The 1998 Directors' Plan provides for the grant of nonstatutory stock options to the current nonemployee Directors of the Company. Specifically, under the 1998 Directors' Plan, each nonemployee Director of the Company on the date the 1998 Directors' Plan is approved by the stockholders will be granted a ten-year nonstatutory option to purchase 20,000 shares of the Company's Common Stock at the fair market value of the shares on such date. As a result, upon approval by the stockholders of the 1998 Directors' Plan, the options granted subject to stockholder approval to the current nonemployee Directors, Messrs. Barnum, Crowe, Gray, Kirby and Roach, will become unconditional. Each of the options under the 1998 Directors' Plan will vest at the rate of twenty-five percent per year, so long as the individual is serving as a Director, with full vesting over four years.

     The Company believes that its Directors should have meaningful equity ownership in the Company. As nonemployee Directors of the Company are not eligible to receive options under the 1996 Plan, the adoption of the 1998 Directors' Plan is necessary to provide such equity ownership.

     The tax treatment for optionees and the Company for options granted under the 1998 Directors' Plan will be the same as arise in the case of nonstatutory options granted under the 1996 Plan and described above under Proposal 2.

PROPOSAL

     At the Annual Meeting, stockholders will be asked to approve the adoption of the 1998 Nonemployee Directors' Plan. Such approval will require the affirmative vote of a majority of the voting power of all outstanding shares of the Company's Common Stock present or represented and entitled to vote at the Annual Meeting. The Board of Directors recommends a vote "FOR" the proposal.

                               EXECUTIVE OFFICERS

     The current Executive Officers of the Company are as follows:

          NAME               AGE                      POSITION
-------------------------    ---     ------------------------------------------
Robert B. McKnight, Jr.      44      Chairman of the Board and Chief Executive
                                     Officer
Harry Hodge                  47      President Director General, Quiksilver,
                                     Europe
Steven L. Brink              36      Chief Financial Officer, Secretary and
                                     Treasurer

     For additional information with respect to Messrs., McKnight and Hodge who are also nominees as Directors of the Company, see "Election of Directors."

     Mr. Steven L. Brink has served as Vice President, Secretary, Treasurer and Chief Financial Officer since October 1996. He joined the Company in July 1996 as Vice President of Finance. Mr. Brink previously served as Senior Manager in the TRADE Group with Deloitte & Touche, LLP, where he was employed from 1985 through 1996. He is a Certified Public Accountant and holds a B.S. Degree in Business Administration from California State University at Los Angeles, graduating summa cum laude.

                           SUMMARY COMPENSATION TABLE

     The following sets forth certain summary compensation information concerning the named Executive Officers for each of the Company's last three fiscal years:

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                      ------------
                                                                       SECURITIES
        NAME AND             FISCAL        ANNUAL COMPENSATION         UNDERLYING           ALL OTHER
   PRINCIPAL POSITION         YEAR         SALARY       BONUS           OPTIONS#         COMPENSATION(1)
-------------------------    ------       --------     --------       ------------       ---------------
Robert B. McKnight, Jr.       1997        $364,000     $168,000              --              $ 5,200
  Chairman of the             1996         347,000      589,000          50,000                4,500
  Board and Chief             1995         342,000      910,000          30,000                5,000
  Executive Officer
Harry Hodge(2)                1997        $262,000     $370,000              --                   --
  President Director          1996         294,000      378,000          50,000              $ 1,000
  General, Quiksilver         1995         248,000      133,000          30,000                1,000
  Europe
Steven L. Brink               1997        $176,000     $ 36,000              --              $   500
  Chief Financial             1996          38,000       10,000          20,000                  500
  Officer, Secretary          1995              --           --              --                   --
  and Treasurer

---------------

(1) The amounts disclosed in this column are for premiums for personal life insurance policies for Messrs. Hodge and Brink. For Mr. McKnight they include the Company's matching 401(k) employer contribution of $3,000, $2,300 and $2,500 for the fiscal years ended October 31, 1997, 1996 and 1995, respectively, and premiums for personal life insurance policies of $2,200 for the fiscal years ended October 31, 1997 and 1996, and $2,500 for the fiscal year ended October 31, 1995.

(2) The amounts for Mr. Hodge are converted from French francs into U.S. dollars at the average exchange rate for the year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following sets forth certain information concerning each exercise of stock options during the fiscal year ended October 31, 1997 by each of the named Executive Officers and the aggregated fiscal year-end value of the unexercised options of each such Executive Officer:

                                                             NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS AT
                                SHARES        VALUE            FISCAL YEAR-END               FISCAL YEAR-END($)(1)
                              ACQUIRED ON    REALIZED    ----------------------------     ----------------------------
            NAME               EXERCISE       (1)($)     EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
----------------------------  -----------    --------    -----------    -------------     -----------    -------------
Robert B. McKnight, Jr. ....         --            --       91,666          43,334        $ 1,460,000      $ 135,000
Harry Hodge.................     10,000      $135,000       16,666          43,334              8,000        135,000
Steven L. Brink.............      6,666        97,000           --          13,334                 --         95,000

---------------

(1) Market value of underlying securities at exercise date or year-end, as the case may be, minus the exercise or base price of "in-the-money" options.

EMPLOYMENT ARRANGEMENTS

     The Company has entered into executive employment agreements with each of Messrs. McKnight, Brink and Hodge. Pursuant to the terms of these employment agreements, Mr. McKnight is to receive a base salary of $364,000, Mr. Brink a base salary of $190,000 and Mr. Hodge a base salary of 1,337,000 French francs (approximately $235,000 as of October 31, 1997). These base salaries are subject to periodic review by the Company and may be adjusted either up or down, based on the Company's performance, the individual's performance, market conditions or such other factors as are deemed relevant by the Company, provided, however, that the base salaries may not be adjusted below the amounts set forth above prior to March 31, 1999.

     The employment agreements of Messrs. McKnight, Brink and Hodge provide that each of them is eligible for a bonus based on growth in the Company's pretax income in the case of Messrs. McKnight and Brink, and based on growth in pretax income of Quiksilver Europe in the case of Mr. Hodge. For the fiscal year ended October 31, 1997, Messrs. McKnight, Brink and Hodge received $98,000, $36,000 and $370,000, respectively, pursuant to this bonus plan. Mr. McKnight's and Mr. Brink's employment agreements require that the Company maintain a $1,000,000 and $500,000 term life insurance policy on their lives, respectively, payable to their designees; provided, however, that the Company is not required to pay premiums for such policies in excess of $2,500 and $1,250, respectively, annually.

     Each of the employment agreements continues for an unspecified term and may be terminated by the Company or the executive without cause at any time for any reason, subject to the payment of certain amounts as set forth below. If the Company terminates an executive's employment without cause, or if the executive terminates his employment for "good reason" following a change in control of the Company, the Company will continue to pay the executive's base salary for a period of twelve months. For purposes of the executive employment agreements, "good reason" is defined as (i) the assignment to executive of duties materially inconsistent with his position, as set forth in the agreement, without executive's consent, (ii) a material diminution in executives's authority, without executive's consent, (iii) a material breach by the Company of its obligations under the agreement, or (iv) the failure by the Company to obtain from any successor, before the succession takes place, an agreement to assume and perform the obligations of the Company under the employment agreement.

                         COMPENSATION COMMITTEE REPORT

     The report of the Compensation Committee which follows shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference.

          As members of the Compensation Committee, it is our duty to administer the Company's various executive compensation plans. In addition, we review compensation levels of members of management, evaluate the performance of management, consider management succession and related matters. The Committee reviews with the Board in detail all aspects of compensation for the Company's executive officers.

          In fiscal 1996, the Committee reevaluated the Company's executive compensation structure in light of the Company's philosophy of linking compensation with enhancement of shareholder value. As a result of this reevaluation, the Company revised its compensation program for its executive officers. The principles followed by the Committee were (i) to provide a cash compensation package consisting of competitive base salary levels and incentive opportunities linked to corresponding levels of Company performance and (ii) to grant stock option incentives which require increases in the Company's stock price in order for executives to realize value and, thus, tie them to the Company's long-term stock performance. The result was a total compensation opportunity significantly dependent upon the Company's performance.

          In August 1993, Congress enacted tax legislation that, among other things, places a ceiling of $1 million on the amount of an executive officer's annual compensation that may be deducted for federal income tax purposes in any year (the "Deductibility Cap"). The legislation provides that compensation paid under certain incentive compensation plans may be excluded from the calculation of compensation that is subject to the Deductibility Cap, provided the plans meet certain conditions, which are contained in regulations that have recently been adopted by the Internal Revenue Service.

          As a result of the revisions made by the Committee to the Company's compensation program during 1996, the Committee believes that no executive officer's compensation will exceed the Deductibility Cap thereby preserving the deductibility of all executive compensation paid by the Company.

EXECUTIVE COMPENSATION COMPONENTS

          The Company's executive compensation program is currently based on three principal components, each of which is intended to support the overall compensation philosophy. The three principal components are:

     -- BASE SALARY: Base salary ranges are reviewed and established annually.
        The Company tries to ensure that the base salary ranges reflect competitive job market conditions for similarly related companies in terms of sales, employees and related factors. Adjustments to actual base salaries are made pursuant to job performance in relationship to the midpoint of the salary range for the position and level of responsibilities. The Company's philosophy generally is to provide a base salary that is at or above the midpoint of the applicable salary range, particularly in light of the Company's decision to operate with a minimal number of executive officers by assigning each executive officer multiple functions.

     -- INCENTIVE COMPENSATION: The incentive compensation opportunity under the Company's Executive Officer Incentive Plan is based on the growth in the Company's pretax income over the prior year, in the case of officers of the Company, and growth in Quiksilver Europe's pretax income, in the case of officers of Quiksilver Europe. Under the Plan, each executive officer receives a bonus equal to a percentage of such executive officer's base salary, ranging from 0% for pretax income growth under 10% over the prior year up to a maximum of 200% for pretax income growth of 40% or more over the prior year.

     -- STOCK OPTIONS: Executive officers are eligible to receive annual grants of stock options, which have historically been granted as nonqualified stock options. The awards are intended to retain and motivate executive officers to improve stock market performance. Awards are granted at the fair market value of the Company's Common Stock at the date of grant. Awards are based on an evaluation of past granting practices, Company performance and the individual executive's performance and responsibilities.

CEO COMPENSATION

          The Committee established Mr. McKnight's annual base salary at $364,000, a level the Committee believes is at or above the midpoint of base salaries for Chief Executives at similarly situated companies, given the multiple functions performed by Mr. McKnight and the Committee's assessment of his performance. In addition, Mr. McKnight was awarded a $70,000 bonus in December 1997 by the Committee in light of his increased responsibilities during fiscal 1997 following the resignation of the Company's Chief Operating Officer and President.

          For fiscal 1997, Mr. McKnight was paid $98,000 of incentive compensation under the Company's Executive Officer Incentive Plan. The Executive Officer Incentive Plan was revised during fiscal 1996 from being based on a return on stockholders' equity over target returns established by the Committee to being based on growth in operating or pretax income over the prior year. This award was due to the Company's performance which resulted in 10.4% growth in pretax income in fiscal 1997 over fiscal 1996.

                                          Compensation Committee

                                               William M. Barnum, Jr.
                                               Michael H. Gray
                                               Robert G. Kirby
                                               Tom Roach

January 28, 1998

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors of the Company during the last fiscal year consisted of William M. Barnum, Jr., Michael H. Gray, Robert G. Kirby and Tom Roach, each of whom was a non-employee director of the Company.

                        COMPANY STOCK PRICE PERFORMANCE

     The following graph compares from October 31, 1992 to October 31, 1997 the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock with the cumulative total return of (i) the NASDAQ Market Index and (ii) selected public companies with similar market capitalizations. The yearly percentage change has been measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the price of the stock at the end and the beginning of the measurement period; by (ii) the stock price at the beginning of the measurement period. The Company has chosen to compare its stock performance with that of issuers with similar market capitalizations since the Company does not have a published industry or line-of-business index and does not believe any comparison with "peer" issuers within the SEC rules governing presentation of this graph can be made. Market capitalization is the dollar figure obtained by multiplying the per share stock price on a given date by the total number of outstanding shares. The thirty-five companies with a market capitalization closest to the Company's market capitalization of $215,000,000 at October 31, 1997 were selected from the Standard & Poor's Compustat Industrial Database at such date. The selected companies also had the five-year market capitalization histories necessary for the comparative purposes of the graph. Although the Company believes a comparison with a peer group would more adequately measure the Company's stock performance, the Company is unaware of any comparable public beachwear and casual clothing manufacturers which serve the Company's market. As a result, the group market capitalization may not be meaningful. In addition, the historical stock performance shown on the graph is not intended to and may not be indicative of future stock performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                             AMONG QUIKSILVER, INC.
        NASDAQ MARKET INDEX, & SIMILAR MARKET CAPITALIZATION PEER GROUP

        MEASUREMENT PERIOD             'QUIKSILVER,                           SIMILAR MARKET
      (FISCAL YEAR COVERED)                INC.'              NASDAQ          CAPITALIZATIONS
OCT-92                                   100.00              100.00              100.00
OCT-93                                   224.39              131.23              106.99
OCT-94                                   341.46              139.52              101.83
OCT-95                                   604.88              165.50              121.47
OCT-96                                   414.63              194.35              123.39
OCT-97                                   600.00              254.71              165.13

Note: Past or present performance is not necessarily indicative of future performance.

     The following public companies are those which were used in the above graph:

              Ade Corporation
              American International Petroleum
              Analytical Surveys, Inc.
              Arakis Energy Corporation
              Ashworth, Inc.
              CMS Energy Corp. CL G
              Ergo Science Corporation
              Esco Electronics Corporation
              Evergreen Bancorp, Inc.
              Exar Corporation
              Hirsch International Corp. CL A
              Home Properties of New York
              Imnet Systems, Inc.
              Kranzco Realty Trust
              Modtech, Inc.
              Molecular Devices Corporation
              Montgomery Str. Inc. Secs.
              Municipal Income Opp. Trust
              Muniyield California Insurance Fund II
              Muniyield New York Insured Fund
              Neurogen Corporation
              Northland Cranberries A
              Ontrack Data International
              Prime Medical Corporation
              Quiksilver, Inc.
              Rainbow Technologies, Inc.
              Sanderson Farms, Inc.
              Santa Monica Bank CA
              Standard Commercial CP
              Templeton Russia Fund
              Trump Hotels & Casino
              Universal Health Realty I Trust
              Veeco Instruments
              Wonderware Corporation
              Woodhead Industries, Inc.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Company has not yet selected its independent public auditors for the year ending October 31, 1998. The Audit Committee is expected to make a decision in the near future. Deloitte & Touche LLP were the independent public auditors for the Company for the fiscal year ended October 31, 1997. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

                     NOMINATIONS AND STOCKHOLDER PROPOSALS

     The Bylaws of the Company require that all nominations for persons to be elected Directors, other than those made by the Board of Directors, be made pursuant to written notice to the Secretary of the Company. The notice must be received not less than 30 nor more than 60 days prior to the meeting at which the election will take place (or not later than 10 days after notice of public disclosure of such meeting date if such disclosure occurs less than 40 days prior to the date of such meeting). The notice must set forth all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required pursuant to the Securities Exchange Act of 1934, as amended. The notice must also include the stockholder's name and address as they appear on the Company's books and the class and number of shares of stock beneficially owned by such stockholder.

     In addition, the Bylaws require that for business to be properly brought before an annual meeting by a stockholder, the Secretary of the Company must have received written notice thereof not less than 30 nor more than 60 days prior to the meeting (or not later than 10 days after a notice or public disclosure of such meeting date if such disclosure occurs less than 40 days prior to the date of the meeting). The notice must set forth (i) a brief description of the business desired to be brought before the meeting; (ii) the stockholder's name and address as they appear on the Company's books; (iii) the class and number of shares of stock beneficially owned by the stockholder; and
(iv) any material interest of the stockholder in such business.

     Any proposal of a stockholder intended to be presented at the Company's 1999 Annual Meeting of Stockholders and included in the proxy statement and form of proxy for that meeting must be received by the Company no later than November 20, 1998.

                                 ANNUAL REPORT

     The Company's Annual Report containing audited financial statements for the fiscal year ended October 31, 1997 accompanies this Proxy Statement. THE COMPANY WILL SEND A STOCKHOLDER UPON REQUEST, WITHOUT CHARGE, A COPY OF THE ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED OCTOBER 31, 1997, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE REQUEST MUST BE DIRECTED TO THE ATTENTION OF STEVEN L. BRINK, SECRETARY, AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                                 OTHER MATTERS

     At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matter which will be acted upon at the Annual Meeting. If any other matter is presented properly for action at the Annual Meeting or at any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

                                          By Order of the Board of Directors,

                                          QUIKSILVER, INC.

                                          Robert B. McKNIGHT, JR.
                                          Chairman of the Board and
                                          Chief Executive Officer

Costa Mesa, California
February 13, 1998

                                QUIKSILVER, INC.
                              1740 MONROVIA AVENUE
                              COSTA MESA, CA 92627

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Robert B. McKnight, Jr. and Steven L. Brink as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Quiksilver, Inc. held of record by the undersigned on January 28, 1998, at the Annual Meeting of Stockholders to be held on March 20, 1998 and at any adjournment or postponement thereof.


1. Election of Directors:         [  ] FOR ALL nominees listed below                  [  ] WITHHOLD AUTHORITY
                                       (except as indicated to the contrary below)         for all nominees listed below

              William M. Barnum, Jr., Charles E. Crowe, Michael H. Gray, Harry Hodge, Robert G. Kirby,
                                   Robert B. McKnight, Jr. and Tom Roach


INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee's name in the space provided below:


--------------------------------------------------------------------------------



2. Approval of the amendment of the Company's 1996 Stock Option Plan described in the accompanying proxy statement.

                  [  ] FOR          [  ] AGAINST         [  ] ABSTAIN

3. Approval of the 1998 Nonemployee Director's Plan described in the accompanying proxy statement.

                  [  ] FOR          [  ] AGAINST         [  ] ABSTAIN



4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

                           (Continued on reverse side)

                           (Continued from other side)


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

         All other proxies heretofore given by the undersigned to vote shares of stock of Quiksilver, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting or any adjournment or postponement thereof, are hereby expressly revoked.

                                    Date:________________________________, 1998


                                    ___________________________________________
                                                   (Signature)


                                    ___________________________________________
                                                   (Signature)

                                             Please date this Proxy and sign it
                                    exactly as your name or names appear below.
                                    When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held by a corporation, please sign in full corporate name by the President or other authorized officer. If shares are held by a partnership, please sign in partnership name by an authorized person.


  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
      ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.




                                       20